Statement Regarding Computation of Per Share Earnings
               (In millions, except share and per share amounts)

                                                       Year Ended December 31,
                                                   -----------------------------
                                                     1998       1997       1996
                                                   -------    -------    -------

Net income                                         $ 149.5    $ 147.6    $ 132.5

Weighted average number of common shares
outstanding during each year - basic*                 75.2       75.3       85.1

Weighted average number of common shares
and common stock equivalents outstanding during
each year -  diluted *                                77.8       79.3       87.8
                                                   -------    -------    -------

Basic earnings per  share *                        $  1.99    $  1.96    $  1.56
                                                   =======    =======    =======

Diluted earnings per share *                       $  1.92    $  1.86    $  1.51
                                                   =======    =======    =======

* Share and per share data have been restated to reflect the impact of a 2-for-1 split of the Company's stock on March 4, 1998.